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                                      DELTA
                              ---------------------
                              GALIL INDUSTRIES LTD.




         Delta Galil Releases Preliminary Results for the Fourth Quarter
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        TEL AVIV, ISRAEL - JANUARY 5, 2005 - DELTA GALIL INDUSTRIES LTD.
(NASDAQ: DELT), the global provider of private label ladies' intimate apparel, socks, men's underwear, baby-wear and leisurewear, announced today a preliminary estimate of its financial results for the fourth quarter of 2004.

        The Company's revenues for the fourth quarter are expected to be approximately $164 million, excluding revenues of Burlen, which was acquired in December 2004. The Company estimates that net earnings will range between breakeven and a loss of $0.5 million, after deducting reorganization expenses of approximately $1.5 million attributed to the closure of Delta's operation in Hungary.

        The main cause of the expected decrease in profits is losses resulting from the operations of certain customers in the U.S. Mass Market intimate apparel division, which also led to lower projections for all of 2004, as the Company published in its third quarter results. The Company has undertaken a number of steps to improve its profitability in that division. In addition, at the end of the fourth quarter, the Company closed its logistical center in Hungary, which had caused the Company losses throughout 2004.

        The Company expects positive operating cash flow of approximately $30 million, in the fourth quarter.

        "Despite the current weakness in the U.S. Mass Market intimate apparel division, we believe that it is a strategic market for us, and our continued expansion in that market is the right move for our long-term development and profitability," said Arnon Tiberg, CEO of Delta. "We recently announced the significant acquisition of Burlen Corporation, which operates in the U.S. Mass Market and sells primarily to Wal-Mart, the world's largest retailer. The U.S. Mass Market offers great potential and important opportunities for the Company and we will continue to intensify our efforts in that market by expanding sales to our current customers," Mr. Tiberg added.

        Delta expects to publish its financial results for the fourth quarter and for 2004 on March 15, 2005.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL SOLD UNDER BRANDS SUCH AS CALVIN KLEIN, HUGO BOSS, NIKE, RALPH LAUREN. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, TARGET, WAL-MART, VICTORIA'S SECRET, JC PENNEY, HEMA, J. CREW, GAP AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, THE CARIBBEAN AND THE FAR EAST. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM

THE PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF

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THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD. (THE "COMPANY") ONLY, AND ARE
SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.


CONTACTS:
YOSSI HAJAJ          DELTA GALIL INDUSTRIES LTD.        TEL: +972-3-519-3744
RACHEL LEVINE        THE ANNE MCBRIDE COMPANY           TEL: +212-983-1702 X207